Saia Inc. – Saia – Earnings Conference Call Transcript – 04/26/2024 10:00 AM ET

Company Participants

Doug Col - Executive Vice President & Chief Financial Officer

Fritz Holzgrefe – President & Chief Executive Officer

Conference Call Participants

Scott Group - Wolfe Research

Amit Mehrotra - Deutsche Bank

Matt Milask - Stifel

Tom Wadewitz - UBS

Eric Morgan - Barclays

Jordan Alliger - Goldman Sachs

Jonathan Chappell - Evercore ISI

Daniel Imbro - Stephens

Brian Ossenbeck - JP Morgan

Ravi Shanker - Morgan Stanley

Tyler Brown - Raymond James

Bascome Majors - Susquehanna

Jason Seidl - TD Cowen

Ken Hoexter - Bank of America

Stephanie Moore - Jefferies

Operator

Good morning, and welcome to Saia's First Quarter 2024 Earnings Conference Call.

[Operator Instructions]

As a reminder, today's conference is being recorded.

I would now like to turn the call over to Doug Col, Executive Vice President and Chief Financial Officer. Please go ahead.

Doug Col

Thank you. Good morning, everyone. Welcome to Saia's First Quarter 2024 Conference Call. With me for today's call is Saia's President and Chief Executive Officer, Fritz Holzgrefe. Before we begin, you should know that during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and our SEC filings for more information on the exact risk factors that could cause actual results to differ.

I'll now turn the call over to Fritz for some opening comments.

Fritz Holzgrefe

Good morning, and thank you for joining us to discuss Saia's first quarter results. While underlying macro trends remain lackluster in our view, our year-over-year results in the first quarter reflected tremendous share gains made since last summer. In the quarter, we averaged approximately 33,000 shipments per day compared to approximately 28,500 per day last year, or an increase of nearly 16%. We've opened seven new locations in the past 12 months, and our employee count has grown significantly, allowing us to staff the new locations and enabling us to handle the growth in volumes while still providing our customers with excellent service.

I'm particularly pleased to see all of our key service performance indicators continue to trend positively as we continue our expansion. Our first quarter revenue of $754.8 million increased from last year's first quarter by 14.3% and is a record for any first quarter in our company's history. Yield or revenue per hundredweight, excluding fuel surcharge, increased 10.5%, reflecting a constructive pricing backdrop despite a subdued demand environment in a traditionally slower period in our business. Revenue per shipment, excluding fuel surcharge, increased 1.4% despite a headwind from weight per shipment, which was down 8.2% in the quarter and length of haul also down modestly, by 0.4%. Our revenue per shipment growth ex-fuel surcharge continues to be the result of positive pricing and effective mix management.

With our continuing high service levels, we actively review the performance of all of our accounts and are not shying away from having rate discussions, when necessary, based on profitability, not the calendar. Our first quarter operating ratio of 84.4% improved by 60 basis points compared to our operating ratio of 85% posted in the first quarter last year and matches our best ever Q1 OR posted in 2022. As we continue to absorb the growth in volumes compared to the prior year, we've continued investing in our network to maintain our services while also optimizing how we provide the service with our expanding linehaul and driving teams. Our plans to open 15 to 20 terminals in total this year remain, and we'll also continue relocating some existing terminals as we've done with four so far this year.

Relocations are an important part of the story, as these relocated terminals often offer us multiple benefits, including better strategic position in the market and added capacity to better serve existing customers, and also perhaps put us in a better position to serve new customers. Our teams are committed to accomplishing this growth with an eye on always putting the customer first. Our Customer First initiatives have been the cornerstone of our success over the last several years. And included in that is our desire to have more locations through which to serve new and existing customers. The results of Mastio's latest survey highlight a couple of significant achievements for Saia. The scores highlight our continued improvement and positive feedback from our customers, who are recognizing Saia's ongoing investment in service and expanding footprint and customers are viewing us as a leading national LTL provider.

We've added 20 new facilities in the last two years with improving perceived levels of service, which is critical to note. Customers are recognizing our ability to not only improve service, but to replicate that improved service in new locations.

I'll now turn the call over to Doug for more details from our first quarter results.

Doug Col

Thanks, Fritz. As mentioned, first quarter revenue increased by $94.2 million to $754.8 million. Yield, excluding fuel surcharge, improved by 10.5% and yield increased by 7.6%, including fuel surcharge. Fuel surcharge revenue increased slightly by 0.8% and was 15.7% of total revenue compared to 17.8% a year ago. Revenue per shipment ex fuel surcharge increased 1.4% to $293.96 compared to $289.87 in the first quarter of 2023. Tonnage increased 6.2% attributable to a 15.7% shipment increase, partially offset by an 8.2% decrease in our average weight per shipment. Our length of haul decreased 0.4% to 888 miles.

Shifting to the expense side for a few key items of note in the quarter. Salaries, wages and benefits increased 14.3% from a combination of our employee head count growth of over 15% year-over-year in response to overall increased volumes during the quarter and also the result of our July 2023 wage increase, which averaged approximately 4.1%. Purchased transportation expense increased by 12.4% compared to the first quarter last year and was 7% of total revenue compared to 7.1% in the first quarter of 2023. Truck and rail PT miles combined were 11.4% of our total linehaul miles in the quarter. Fuel expense increased by 3.7% in the quarter, while company linehaul miles increased 10.6% year-over-year as a result of increased shipments and decreased cost of diesel fuel compared to the prior year.

Claims and insurance expense increased 24.2% year-over-year and was down 8%, or $1.5 million, sequentially from the fourth quarter of 2023. The increase compared to the first quarter of 2023 was primarily due to increased activity and a small increase in premiums. Depreciation expense of $48.8 million in the quarter was 13.9% higher year-over-year, primarily due to ongoing investments in revenue equipment, real estate and technology. Total operating expenses increased by 13.4% in the quarter, and with the year-over-year revenue increase of 14.3%, our operating ratio improved to 84.4% compared to 85.0% a year ago. Our tax rate for the first quarter was 23.7% compared to 23.2% in the first quarter last year, and our diluted earnings per share were $3.38 compared to $2.85 in the first quarter a year ago.

I'll turn the call back over to Fritz for some closing comments.

Fritz Holzgrefe

Thanks, Doug. Our customer-first focus continued to deliver tangible results across our organization. In January, we're excited to close on what we view as the generational opportunity for our company to build our real estate pipeline and develop an opening plan that spans 2024 and 2025. As we stated from the outset of our geographic expansion initiatives in 2017, it is absolutely imperative that we improve while replicating service as we execute this plan.

As we continue to invest in our network and expand our footprint to better serve our customers, we anticipate capital expenditures for 2024 to be approximately $1 billion. As noted in Doug's comments, we're seeing the impact of depreciation related to this increased capital expenditure over the past couple of years. These investments will continue throughout the year as we approach a record amount of investment for the company, which we believe will create value for both our shareholders and our customers over the long term. As we continue our expansion plans, we remain focused on measuring our performance for customers.

The Mastio ratings clearly highlight our improved service profile, and our internal service metrics have never been better. Yet we continue to emphasize a customer-first focus with a priority on achieving even higher levels of service. With a focus on our customers in advance of relocating our Laredo facility, we executed a new cross-border agreement with a leading Mexican LTL carrier, Fletes, which will allow us to expand our service both north and south bound. Although we did not see the seasonal pickup that we expected, Q1 was nonetheless a record quarter for Saia. The organization delivered a 14.3% increase in revenue to $754.8 million. While we made significant investments in the business in advance of several openings, we still delivered an 18.9% increase in operating income to $117.9 million.

As always, we remain intently focused on the long-term opportunity to enhance our service offering and coverage for our customers while delivering significant value to our shareholders. Our results included relocating four facilities in Q1. More significantly, we've already opened four new facilities in April alone, and we'll plan to open two and relocate an additional facility before the end of the quarter.

We proudly look to our 100-year history as a foundation for our success. However, as we continue to build a talented and engaged workforce, we're proving that we are not stagnant, but are instead continuing to build a best-in-class organization rooted in this 100-year history that can meet and exceed customer expectations. As always, we remain flexible with the timing of openings and want to be mindful of the natural cyclicality of our business. After Q2, we expect to open as many as 15 additional new locations this year with the majority of these in Q3 covering additional Great Plains locations. We maintain flexibility of these openings as it's critically important that we replicate our service. We may find it necessary to delay or pause the openings, whether due to staffing challenges or other uncertainties. At this stage, we are excited on the core competency of opening terminals organically that we have developed over the past seven years, and we'll continue to follow that blueprint going forward.

Establishing a great culture at a terminal is a critical step in making sure that terminal is successful over the long term, and we strive to get that right from day one with all new openings. So as we move forward through 2024, we continue to see macro uncertainty. At the same time, we continue to see widespread customer acceptance of Saia's now national network. I should highlight that this is a national network that will be poised to scale as customers seek to grow with a trusted partner as the macro environment becomes more certain. As a result, we are confident in our ability to continue to execute on our plans that will position Saia for long-term success.

Before we open the line for questions, I would like to highlight this morning's other Saia press release. Our CFO, Doug Col, has decided it is time to pursue his next chapter and will be retiring from Saia. As many of you well know, Doug has been in and around the transportation space in a variety of roles, but most significantly with Saia over the past decade. Doug has been a big help with setting up our strategic course in communicating with you on Saia's progress. For those of us that have been fortunate enough to work with Doug on a daily basis, we'll miss his wisdom and wit. I am personally quite grateful for the opportunity to work with him. In time, we'll name Doug's successor, but Doug has built and developed a great team at Saia and will be with us through the year and to help facilitate any transition.

With that said, we're now ready to open the line for questions, operator.

Operator

[Operator Instructions] Our first question will come from Scott Group from Wolfe Research.

Scott Group

Congrats to you, Doug, on a great career. Maybe let's just start on the monthly tonnage trends and April update. And Doug, maybe it's helpful just given the Q1 revenue, maybe it's helpful to give some revenue thoughts around Q2. And I know you always give some OR thoughts as well. So maybe just get that out of the way.

Doug Col

Thanks for the comments too, Scott. So yes, in March, I think we quoted the March shipments up 16.8% and tonnage was up 5.2% for the month, so still reflecting that weight per shipment decline we've been experiencing for the last several months. April so far, we've got a few days left here, but April is running up about 17% in terms of per workday shipment growth. That's benefiting a little bit from a Good Friday comparison. Good Friday was in April a year ago, and it's not in April this year. So that's given that 17%, a little bit of a pickup, it's probably 1% or 2% of benefit because it's an easy comp there.

Tonnage per day so far in April are running about 6.5% up. Same thing, a little bit of a benefit because it's an easy comparison with Good Friday not in April this year. So it would be the same thing, 1.5% or 2% probably benefit to that tonnage because we don't have that Good Friday to deal with this April. I think from what we've seen so far in April, I mean, the last few days make us feel a little bit better, but that doesn't make a quarter, as we saw in Q1. So we feel a little bit better about what we're seeing lately, but we're not going to say it's a longer-term trend.

But based on that, I'd say moving from Q1 to Q2, if we got kind of mid-single digit revenue growth, I think that would make sense to us. And historically, we usually get better, quite a bit better in Q2 from an operating ratio standpoint, 250 to 300 [basis points] is probably our history, if you take out the COVID years. But that's not going to probably be gettable this year, though. As Fritz mentioned, a lot of activity so far in preparation of openings, some relocations that have already occurred, more openings to come. So you're going to see some of that cost coming in advance of the revenue, like you already saw in Q1. You'll probably have a depreciation step-up from Q1 to Q2 of another $5 million or so and maybe in the following quarter, you get another little step up before that starts to flatline. So we've got depreciation, you do some of the hiring before you open a terminal, things like that.

So for us this year, if we could improve 150 to 200 basis points maybe, with mid-single-digit revenue growth, I think we'd consider that progress. And if you did that, if you just pencil that in, the year-over-year comparisons probably end up looking pretty good again if we can hit that. You'd still be talking about something with a teen name on it for revenue growth if we did that year-over-year. And operating income up a little better than that if we hit those goals. So to do that in this environment, I think we knew it was going to be a growth year, a lot of activity, a lot of people. But I'm real pleased with how we managed cost over the last few months. We geared up for bigger volumes in March, and when they didn't come through, you're staffed up for it. You're hiring drivers in advance for your seasonal expectations. You're hiring dock workers. As the volumes didn't come through in March, we did a good job on the cost side, pulling PT out, things like that, things we could control. So it's good to draw it up in a spreadsheet, but to manage the business, the variables are changing every day. So I've been pleased, but that's our Q2 outlook. And we won't get into Q3 or Q4, yet, but when we look at the numbers and what we just put up in Q1, we still think 100 to 150 basis points improvement is gettable this year and we'll see what the macro deals us. Things could get worse from here or something. But Q1 didn't knock us off a path to improve the OR this year. So that's our view today.

Scott Group

The 150 to 200 [basis points], that's sequential margin improvement, correct?

Doug Col

Q1 to Q2. That's what looks possible. Again, I got that depreciation step up staring me in the face, and we make these investments and put people in place and train them. And we don't open them until we're ready to go. So that's always fluid, but we're real pleased these first six openings this year and that there are five of those are going to be staffed with Saia people and we transfer that culture up there and focus on the employee and our nonunion employees and our customer. We want all that stuff to be consistent. So we're real pleased we're going to be able to open most of them with Saia people and spread that customer focus and employee message into the new terminals. So it's going well. It's just a kind of a shaky macro still on the freight side.

Scott Group

And then maybe just lastly, maybe just talk about pricing. I don't know if you gave the renewals number, maybe share that and just overall, is pricing getting harder or not?

Fritz Holzgrefe

Pricing environment, that is something we're intently focused on. Our contractual renewals in the quarter were 9.2%, which we're pleased with that number. But we're not satisfied with that number, meaning that the service levels that we're providing deserve to be compensated. And so that is an ongoing focus as we see opportunities or issues with the mix of business that we have. We're very conscious of that and pursue that. Certainly, customers don't like a rate increase, but I think you're in a lot stronger position to get the rate increase when you're in a position to point to the service levels that the customers are getting and an expanding network.

Operator

Our next question comes from Amit Mehrotra from Deutsche Bank.

Amit Mehrotra

Doug, congrats. It's been a remarkable career. So I wish you the best and whatever you're going to do down the road. I wanted to ask maybe a couple of quick questions. The first one you guys opened up a couple of important facilities recently, Garland and Trenton. I know there's a couple other more, but those are kind of, I think, probably more important or bigger ones. Fritz, how have those gone? When you opened up the one in Buford, middle of last year, obviously had a very, very quick positive impact. Can you just talk about what you're seeing from those two terminals in terms of bills per day or however you want to talk about what benefits they're giving you on the network.

Fritz Holzgrefe

Yes. Thanks, Amit. Yes, you've highlighted two important ones, and we've got some more important facilities we're opening this quarter as well. Trenton, it's early, but it's certainly making a positive impact for us, particularly on the service side. We were trying to service that market from Newark and Philadelphia, both. So that was expensive, and we weren't as responsive for our customers as we'd like to be. So early indications out of the gate, that's going to be a great investment for us. So we're really pleased. And it's important to note, I know sometimes it comes up, but that's being led by an experienced Saia terminal manager from the start.

So when we move into that terminal, we were ready to go with replicating Saia culture and Saia service. So that's really exciting. Early, early results would indicate that as well. The second big facility that we opened was in the Dallas metroplex, which is arguably Saia's strongest market. We opened a facility there that is also staffed by long time Saia experienced people. So they know exactly what it means to provide Saia service, so we're still thrilled with the early results. I need to let it develop before I give you any better. We're only a couple of weeks into this, but customer acceptance, particularly on the Garland facility because of its proximity to some important accounts for us, has been great to see. When you're easy to do business with and you do it well, and they're talking to somebody that they've historically worked with, that's a great opportunity for us. So we're thrilled with both of those investments.

Amit Mehrotra

Okay. And then just for my follow-up question, I wanted to double-click on the pricing discussions and really focus in on revenue per shipment ex-fuel because the story has been over the last six, seven months that there's a big pricing opportunity. And obviously, you're going to lean into the service and sell the service. But when I look at revenue per shipment ex-fuel, that was actually down sequentially versus the fourth quarter, which is somewhat surprising, but then profit per shipment was up nicely as well. So it doesn't feel like there's a negative read on pricing when I look at kind of what's underneath the surface. But can you just help us to understand what's happening on revenue per bill ex-fuel? And give us a little bit of comfort that the strategy around leaning into price is actually working despite this key metric that's moving in the wrong direction?

Doug Col

Yes. Fritz and I will probably tag team this one. Revenue per shipment, despite the lighter weight, it's still up year-over-year. The sequential trend, I mean, I think it's primarily explained by mix. The direction matters, the freight can weigh the same per pallet and the length of haul can be the same. But our national account customers are really sophisticated, and they optimize the use of the carriers in their Rolodex. And a shipment from Atlanta to Miami is one rate and the same shipment, Miami back to Atlanta can be a different rate, but you highlighted it. If I'm getting some economies on cost side, so when I go to pick up with one of these larger accounts instead of getting two or three bills, I'm getting five or six. And or maybe now that I've got more trailers in my fleet, if I can leave the national account customer a trailer for the day and they give me 10 shipments, I get really good cost economies there.

So revenue per shipment was down sequentially Q4 to Q1, but the cost per shipment was down more. So my margin picked up. So we're managing through it. We're not going to sit on our hands. And just like you saw in Q4, we pulled a lot of discussions forward, and we'll do that again this quarter. And just because we talked in the fourth quarter, if we're looking at that business, and we're being optimized, not working for us, we'll go back and try to get some more rate. But I said on the last call, I thought with the capacity that has come out of our industry and with the focus on profitability, top to bottom across our industry, we're really seeing it from our major competitors. I think everyone in our view is still holding the line on pricing.

But if you give us a stronger macro backdrop, I still say, and I've been watching this stuff a long time, you're going to see another leg up in this pricing. It's not getting any cheaper to do what all of us do. So ask our truckload friends. I mean, it's hard to go get price sometimes. And when the freight picks up, we'll all go get some more price.

Fritz Holzgrefe

And I think I would add to that, Amit, a couple of points. If you go back to when the disruption really started last summer, we talked a lot about how we would see kind of that mix of freight bounce around a little bit from competitor to competitor as that got absorbed by the industry. I think you're seeing a little bit of that. You're also seeing an intense focus by us to continue to deliver on service and pricing at the same time. So that service isn't inexpensive to deliver. So we make sure we go after that.

But I would point out that there's a nuance here that hopefully doesn't get lost. As Saia develops that sort of network maturity, we start getting some of the scale and cost leverage that you saw from Q4 to Q1. You noted the cost per shipment changes, that's unique to our sort of situation as we develop the maturity in our business. We have an opportunity to build that route density, build density around the linehaul network, and it's some pretty good execution underneath that in a turbulent environment. So those are important value creators over time.

Operator

Our next question comes from Bruce Chan from Stifel.

Matt Milask

This is Matt Milask, covering for Bruce. We'd echo congratulations to Doug as well. Curious to get your thoughts on the overall competitive environment within the LTL industry and sort of how you think that's evolving early this year.

Doug Col

I don't think we're seeing any change. We're not really seeing competitors' results who have put up numbers so far. A lot of consolidation, right? There's a lot of capacity that's on the sidelines because there hasn’t been an interest in it since the Yellow auction, and there's a lot of capacity that has been acquired that's kind of mothballed until people are ready to open terminals. So I don't think we're seeing any change other than like Fritz said, when freight trends are softer, the shippers have got options, right? So they're not as stressed because their need isn't as great. But if demand picks up seasonally or the macro tailwind develops, well then it becomes a little tighter and then they want commitments and they want really high service standards. So until we get a little bit of that, I think you're going to, like Fritz said, continue to see people trying this carrier for a while, see if it works, try this carrier. And I think that's probably going on, but I don't think there's competitive actions going on out there that are negative.

Matt Milask

Fair enough. And secondly, how are you thinking about shipment growth in the back half of this year, really as you start to anniversary some of the Yellow share gains?

Doug Col

Well, the comps are going to step up and start to get difficult for all of us in July, especially in August and then after that. Saia's got that idiosyncratic growth from these new terminal openings. I mean, we're putting up terminals in markets we haven't been before, and folks like our service, and they've used us in other parts of the country, and they hear about the new service options. And that will be a little bit of a tailwind for us. But in terms of forecasting a back half and what the macro is going to look like, we're not going to take our shot at that. Others have tried and we're not ready to call a turn or anything like that.

Fritz Holzgrefe

As Doug pointed out, and we're not in the spot where we can really point to what we think the number would be. But I think we've shown that we know how to execute on an opening, deliver the service. And we're going to get growth out of these new facilities. And the question is what the legacy might look like or what those opportunities might be. It was not what we thought it was going to be in the first quarter. But at the same time, we've delivered some pretty solid results in light of that kind of core execution despite the challenges that are in the marketplace. So I feel pretty good about the rest of the year in our core execution and what we might potentially do.

Operator

Our next question comes from Tom Wadewitz from UBS.

Tom Wadewitz

Doug, congratulations to you as well. You've been obviously, one of the key leaders in that great growth story with Saia over the years. So congratulations to you. Let's see, I wanted to, I guess, get your thoughts on how you think about the pace of that capacity opening. It sounds like a lot of it's kind of already set up with people. How much of that would you, if you have a flat freight market, which seems to be what you're seeing and maybe a little less than normal seasonality, do you ease up on some of that, that might be in second half? And does that affect what the margin outlook is? Or is it just kind of like maybe open it, but you staff it with fewer people. How do we think about that dynamic in pace of openings? And also kind of how the margin would be affected if you do ease up on the pace of openings, looking out a ways, obviously, not second quarter?

Fritz Holzgrefe

Yes. Thanks, Tom. I think the key thing for all of these openings, there was never an intent for Saia to open these to impact 2024, this quarter or next quarter. We view these as long-term investments, multi-year return, 10-year sort of horizon. The Trenton and Garland facilities that we opened this quarter are ones that are simply in markets that we already are serving, to some extent, that we're doing it inefficiently. So those are ones that the cadence of opening made sense to us because, first of all, it's an immediate service lift for our customers. There's going to be some incremental business in there, and there's also going to be little cost savings. Those are big facilities for us in kind of our opening cadence.

The Great Plains facilities, we'll open the remaining ones, we've opened two: Missoula, Montana and St. George, Utah already, but we'll open the remaining ones of those in August, actually July, August and September. We'll do that purposely because for us, there's some efficiency in opening those nearby each other in terms of timing to minimize sort of the inefficiency of having part of the linehaul network put together. So we're going to go ahead with those. There is customer demand for all of those. Missoula, Montana is an opening that is for the entire Saia business is, I would say not material, but it has far exceeded our initial expectations, and that's simply, you have customers that know what they're experiencing with us, and they like dealing with Saia and we're really pleased with the early results there.

So we look at that and we say, all right, then it's worthwhile to go after the remaining Great Plains states. St. George, Utah is another one. These are small markets, but they are ones that customers value that consistent service that maybe they weren't getting before. So that makes a ton of sense for us to open them. Now they may not be a big lift on the OR for the balance of the year. But I think they are ones that there are really important investments to make. And I think we can minimize the sort of cost to them. But at the same time, if we're really focused on the customer and on the long-term opportunity in this business, those are the investments we need to be making. So we're going to continue on that pace. We're going to obviously look for places that would minimize inefficiency or embedded cost that we could avoid, absolutely. But there's just too much value in these not to continue to pursue them.

Tom Wadewitz

So that having been said, if you assumed a flat freight market, how much would the service center openings give you on shipments per day or tonnage? Is it like a couple of points, just thinking on your anniversary of the Yellow impact...

Fritz Holzgrefe

Yes, it's tough to say. Missoula, Montana is not as big as Trenton, New Jersey or Garland for that matter. So I think that's positive for us the balance of the year. I'm not in a position to really call the macro freight market. I think it's probably mixed. But I think Saia's idiosyncratic story is pretty important to remember. And we've shown what we can do with these openings, and we've been able to execute in markets even in slower times.

Operator

Our next question comes from Eric Morgan from Barclays.

Eric Morgan

Congrats to Doug as well. I guess I wanted to ask another on volumes coming in below expectations in the quarter. Just given the pretty strong renewals number you gave earlier, would you say your push on price this year is having any kind of outsized impact there? Or is it really just more of a broader market demand story?

Fritz Holzgrefe

I mean I think it's probably broader market. But listen, following Saia over time, and we're focused on generating value to our customer and generating returns for our shareholders. So we don't stay fixated on volume numbers. We stay fixated on making sure we meet those first two expectations. So we'll continue to push on the service level and our expansion thing because I think there are incremental opportunities for that, but that's only going to work if we keep working on pricing and mix of business, and we're committed to that.

Eric Morgan

Appreciate that. And just a quick follow-up on revenue per shipment. Do you think that 3% to 4% is still a good benchmark for the full year ex-fuel? Or is some of the some of the mix changes going to have an impact on that?

Doug Col

Yes. After what we saw in Q1, probably without a crystal ball on the macro, I'm not as confident in that. But like I said, what I did like is the spread improvement, right? So I didn't get as much revenue per shipment as I had hoped. It's a mix issue. We'll work on pricing at every turn. If the customer account is not operating profitably, then we'll pull that discussion onto the table right now. But we're doing a good job managing the cost side. So that's why I was able to get the margin pick up, and that's why I think we can still get 100 to 150 basis points for the full year. I mean there's moving parts here. So if that's the kind of volume, but when I go there, I get some economies on the cost side, then it works for me on the margin side.

I mean that's what we're trying to do. We're growing the business and we're growing profitability more than that. I think that's what you kind of want in the business. And on the volume side, yes, for us and for the other transports, I've heard report, March didn't seem to come together like most expected. But we still had shipment growth in the quarter, up 15.7%. I don't know how many others are doing that. So we kind of think we're on the right track, and we'll work through this cyclicality that's inherent in our business.

Operator

Our next question comes from Jordan Alliger from Goldman Sachs.

Jordan Alliger

Just a quick question. Curious with the expansion plans that you have at this point. What do you see in terms of the ability to get the folks that you need both from a driver perspective and terminal perspective? And is there much cost inflation among in terms of attracting these folks?

Fritz Holzgrefe

That's a good question. One of the exciting things about what we've got going at Saia is that as we add these facilities and this coverage footprint, we've always felt really good about our team. And one of the things that we've seen is that adding new facilities provides career track to a lot of our high performers in the balance of the company. And so as we look to open facilities, we've been able to staff key leadership roles in those facilities from the experienced part of our company. So that's been great. That helps set the tone, sets the culture, right?

And then when you get into the market of recruiting drivers or other staff to fill these facilities, you've got, first of all, the folks that are doing the recruiting and they know what Saia is and what our culture is. So that's an important part of the recruiting effort. And as always, when we're recruiting folks, we've got to stay market competitive. You've got a growing company, great place to work, great culture, a company that's very focused on culture. Those are recruiting advantages. You throw that in there with a very competitive pay and benefits package, and we've had success staffing and staffing people that understand our core values and kind of what we're trying to do. So we've been real pleased with what we've been able to do on that front. So that's going to be an important part of our growth story going forward.

Operator

Our next question comes from Jonathan Chappell from Evercore ISI.

Jonathan Chappell

So you took on a lot of new customers over the last 12 months, obviously, with the type of shipment growth you've been putting up. As it comes around to these pricing discussions with them, obviously, there's a vast array of different customers and different types of freight. But how have these customers been receptive to some of the pricing discussions to try to get the value for your service?

Fritz Holzgrefe

Yes. So Jonathan, Doug and I'll double up on this answer. So just keep in mind that one of the things that we benefited from early on with the disruption is that in many cases, we had shared some of the national account customers with Yellow. So they were people that were familiar with us. So there were some pickup economies that kind of came along with that as we picked up that new business. As we have further developed our relationship with these customers, we have a better understanding of what the freight mix is and what the impacts are. And we've been very focused in Q3, Q4 and into Q1 around continued work around pricing to make sure the customers that understand and value the service that they're getting, that we're being appropriately compensated for that.

And we've cycled through some of these customers as a result that have decided, hey, we prefer something else and they're pursuing other options. So you see a bit of that. But I think what you also see in part of the traction that you see in our results is that customers are starting to value more what they're getting from us and there's a little bit of stickiness there. So we like that. I think that speaks to some long-term opportunity for us.

Jonathan Chappell

Okay. And then just a follow-up, Doug, I don't want to put too fine of a pin on this. But you're keeping the full year OR guide. First quarter was in line, didn't throw you off track, like you said, but it sounds like second quarter is going to be about 100 basis points lower than typical seasonality. Does that mean that we get better than seasonality in the back half of the year? Is this like a front-end loading of cost type thing in the second quarter? I mean you know how this business works, people focus on the real short term here. But if it doesn't throw the track off, even if the second quarter is maybe a little lower starting point, I guess that's probably a key takeaway that we'd like to hear.

Doug Col

Yes. Q1 on the OR side, we were in the range. We all want it to be better but without a big strong March, it didn't get there, but Q1 was kind of in the range. And yes, this would be below normal historic seasonality, but the momentum on the volume side and start to cover some of these fixed costs as shipments grow and these terminals we're opening today. We open them today, I have all the costs in advance of the opening. I had all the costs on day 1, and I have zero revenue. So as they build momentum throughout the year, we absolutely expect a pickup to come from that quarter 2, quarter 3 and quarter 4 out after the opening. So there's some of that.

Fritz Holzgrefe

I think you have to think about it, too. So we've highlighted for you, we've just opened Trenton. We've just opened Garland. We're going to open Laredo in June. We've got a block of Great Plains facilities we're going to open. Today, that freight often gets handed off. So that freight becomes 100% Saia revenue. So that's a pickup into the second half of the year. And we know what we're going to get service wise when it travels on our equipment 100% of the time. And I think that's a real value opportunity for our customers, and it's certainly, from a revenue perspective for Saia, it's good. So that's what you're seeing in kind of what we think about the full year result.

Operator

Our next question comes from Daniel Imbro from Stephens.

Daniel Imbro

Doug, congrats on the retirement. I want to start on the freight mix. When we think about the density you've added and the capacity you're still adding, how much are you leaning on third parties or brokers to find freight? And is that mix impacting reported revenue per shipment or yield metrics? And then if so, how long would it take to transition that towards first-party freight as you stay in those new markets?

Fritz Holzgrefe

Yes. Certainly, in some new markets, the broker, sort of that part of the mix of business, is helpful to get started. But the nice thing that we have right now, and a lot of this is driven by our own sort of network maturity and business maturity is that a lot of what's going to fuel the growth in the markets that we're growing in are our customers that we're already doing business with. And that's what's really exciting. If you can go to a customer and you can now offer full Great Plains coverage that, granted, those are not the biggest markets, but if we go do a pickup in Dallas, Texas, and we can cover the Great Plains to the customer and also go to Trenton and also go to Laredo and maybe even to Mexico if the customer needs that.

You're now having an opportunity to move up on the priority list with that customer, where you're a much more strategic LTL partner with them and because, frankly, we can do more for them. And we've proven that they can count on us to replicate service. So I think the exciting part about this, it's not going to be a mix transition per se. It's going to be more of further penetration with customers that already know who we are. And then customers that have held back doing business with us because they say, you guys quite don't have the coverage I need. Now we do, or will have. And that's really part of the interesting value here for us.

Daniel Imbro

That's helpful. And then Fritz, for a longer-term one. I know you mentioned no one has a great crystal ball right now maybe. But on the industry outlook, the market is soft, you're obviously about to lap Yellow so headline growth will moderate, you mentioned you feel good about your ability to grow tonnage and price. How do you think the industry responds? Do you think there is a risk others maybe get more price competitive as their headline growth slows? And I'm just curious your broader thoughts as we lap Yellow, how, if at all, that changes kind of the growth trajectory?

Fritz Holzgrefe

I think that this business, if you look across the landscape of the business, I think the industry understands a couple of things that are really important. One is that underlying the surface of the business, it's an inflationary business, right? And it's a business that driver costs, employee costs, equipment costs, all those things, real estate, all those things are inflationary. And so that's a fundamental there. The other fundamental is that more volume at a lower price does not create incremental profitability. So that's another element of this business. So I think that there's that discipline across the landscape.

Now we feel confident on the things that we can control because we see what our team is doing around providing service to the customer. That, we think, is a differentiator for us. And as we expand the footprint, I think that, that's where we will benefit. But I think, overall, the industry, that sort of price-led or price concession strategy, I don't know that, that is a value driver for anybody in the space. So I expect the discipline to remain.

Operator

Our next question comes from Brian Ossenbeck from JPMorgan.

Brian Ossenbeck

Doug, congratulations and all the best with whatever is up next for you. Just wanted to ask a bit about the broader competitive dynamic. Obviously, the truckload market has been, and the freight market general, has been lower for longer here. The disruption of Yellow helped out LTL. But do you think the truck market given the surprise to all those carriers to the downside, do you think that's encroaching a bit more on what you would consider sort of the core LTL business? And so therefore, when that tightens up, maybe you get a little bit better snapback than you would otherwise think. And is that specific to your network that you might see any of those leading indicators as we progress hopefully for the rest of the year this year.

Doug Col

Yes. I know some of our competitors speak to this. We don't have a strong opinion about it. I guess our sophisticated national account shippers are probably figuring out ways to move more of their product on truckload and take advantage of the very favorable rate environment on the truckload side now. I don't know how much truckload is encroaching on LTL volumes beyond that, meaning as a rule, a truckload carrier pulls a trailer per customer, and they don't handle the freight. And it would be very difficult on a broad basis to replicate what an LTL carrier does, right? We handle pallets of freight. You need different assets to do that. You need a dock workforce and terminal network and things like that.

But I do think the customer has taken advantage of this lower for longer environment and figuring out ways to consolidate and move more things truckload before they break it down to an individual pallet and move it. So yes, as that tightens up, I expect we'll get a benefit primarily from that aspect. And then maybe there's some of that other stuff going on where a smaller truckload carrier decides to make multi-stops or something. But yes, better freight backdrop would be good for all of us. And the industrial complex has just been weaker. Who knows in an election year, maybe you get a different regulatory environment around energy or something like that, for example, over the next couple of years.

And that's been missing a bit. We all benefit when the industrial supply chain is full and moving and energy has been missing, for example. So some things like that are still out there to be determined, we'll see.

Brian Ossenbeck

Understood. Follow-up just on the Mexico and the cross-border business. Maybe you can elaborate on what that partnership does for you, I guess, in the short term. In the longer term, does that help kind of fit with the relocation of Laredo, I know it was mentioned the same, in passing, those were tied together and sort of what you think of that partnership in that market in general in over the next couple of years?

Fritz Holzgrefe

Yes. Listen, we're thrilled with this partnership opportunity. And depending on what your view is on near shoring or reshoring. But if you look at the supply chain, certainly, cross-border into and out of Mexico is continuing to develop and we're very pleased with the opportunity to partner with a very high-quality carrier familiar with the Mexican market. We think we're in a position that we can seamlessly provide service to our customers north and south bound. You just layer that in there with what we think one of our real key investments that we made as part of the real estate auction, the Laredo facility, that's a really interesting opportunity for us.

And most significantly, for a customer, they can see that now we're a carrier that can provide them with that sort of seamless service at a very high-quality level. And that makes someone's supply chain that much more efficient, and that's a good place for Saia to play. So we're excited about the opportunity. We're excited about how that matches up with our Laredo investment. And it's part of being a more important part of a customer supply chain.

Operator

Our next question comes from Ravi Shanker from Morgan Stanley.

Ravi Shanker

I appreciate the message that, hey, it's going to take some time to add the resources, bring the new facilities on and that's going to be a drag to operating leverage in the near term. But is there a risk that even if the cycle kicks in later on, like the shock of losing Yellow is kind of lost a little bit by the time the industry kind of ramps up its capacity and kind of gets everything in order here and shippers may be kind of less willing to take big price increases?

Fritz Holzgrefe

Yes. I mean, I guess there's always a risk. I look at what Saia's story is with this or kind of what our idiosyncratic opportunity is. As you've followed us for years now, you know that our focus has been around quality of service and making sure that we are paid at industry levels or at market levels, however you want to define that. And I think as you look at Saia and look at our footprint and you look at us as more of a strategic national competitor, and there's still an opportunity for us to make sure Saia's paid at market. There's an idiosyncratic value driver for the Saia shareholder in there. And our customers are also going to see a pretty significant opportunity to get a high service level partner. So yes, certainly there are always macroeconomic situations in the industry. And as you point out, the Yellow, as those assets are absorbed or exit the industry. And I think it remains to be seen if all those assets actually make their way back to the industry. And I'm not sure that they will. I think that the opportunity still remains constructive for us particularly. And I think for the industry, I think it's good.

Ravi Shanker

Perfect. And maybe as a follow-up on pricing. I know you and all your peers have been kind of pushing some very big price increases. But for your peers, in particular, are you hearing of any rollbacks, are these price increases sticking? Or are customers kind of happy to take them just knowing the new environment?

Fritz Holzgrefe

Listen, there's not going to be a customer anyway that has a positive feedback around rate increases. I think that what's critically important, and this is what we focus on, is if we can maintain the level of service that justifies the rate increase, that's where we're most successful. And that's kind of our focus. And if you look across the industry, I think people are trying to adopt similar kind of strategies because fundamentally, additional volume at a lower rate in this business doesn't make any sense. So the economics of that don't work. So I think that the industry continues to be very disciplined around this. I know that we are, and I know that our service levels justify that.

Operator

Our next question comes from Tyler Brown from Raymond James.

Tyler Brown

Fritz, can we just come back to employees. So I'm just curious how frontline turnover is trending? I'm assuming that it is easing. But my bigger question here is how do you feel about your training programs that are in place? And how concerned are you about whether it be productivity or service taking a step back, particularly on the dock just as you go through this big season of growth.

Fritz Holzgrefe

Tyler, let me make sure you broke up a little bit for me. You were asking about turnover on our frontline employees at the beginning of your question.

Tyler Brown

Have a bad connection, but yes, yes.

Fritz Holzgrefe

No. Interestingly enough, we do a lot around employee retention efforts. I mean we're very focused on employee engagement scores. What I have been really pleased to see is that our employee engagement score, we measured last fall, and it was the highest it's been at Saia ever. And not surprisingly, we've seen our turnover rates at the dock and driver level kind of level out and actually come down from periods of a year or 2 or 3 years ago where we experienced higher levels of turnover. So that's been good.

I think that in the certain spots that you have to deal with it on sort of dock folks, you do see a bit of a churn on those categories of our team simply because in many cases, we're recruiting people new to the industry, and they haven't learned how does an LTL work. But with that in mind, one of the things that we've been doing is that we have doubled down on leadership training for our frontline supervisors. And now we do that for a few reasons, right? So our most important asset in the company are people. We're very focused on keeping high levels of engagement and very focused on maintaining and continuing to lower that turnover because we think that helps us drive consistency around product, service, safety and all those things that we've seen that, that's paid off for us. It also gives us a pipeline of frontline leaders that ultimately are helping us staff these new facilities and continue to maintain that culture. So it's something we pay attention to on a daily basis simply because it's that important.

Patrick Brown

Yes. No, that's great. And then just back to Brian's question about Mexico. So if I'm not mistaken, you struck a similar Interline deal in Canada a few years back, if I recall. I'm just kind of curious how big that lane is today. Is there any reason that this lane couldn't be equally, if not larger?

Fritz Holzgrefe

Yes. I think the opportunity cross-border in and out of Mexico over time is certainly going to be stronger than Canada. Not that Canada is not important for us. I'd have to get back to you on what that breakout would be for that, how much is Canada. But what's important of the success that we've had in Canada has been predicated on the basic concept is the customer. It's transparent to the customer, and the customer's experience is consistent. So they know they're going northbound on Saia, and it goes into Canada, and they track and follow their freight and all those things, those are all positive. We're going to do the same thing in Mexico.

And I think what's interesting about Mexico is that with the near shoring, the opportunity there is probably materially different over time than it is into Canada. Simply, it's the state of the supply chain, larger opportunity in north and south bound. So thus, our excitement about that, particularly partnering with an experienced Mexican carrier with high-quality systems, high-quality focus on quality and service, very similar match to how we operate. So we're really interested in that opportunity.

Patrick Brown

Okay. Sorry if I was breaking up, I apologize, but Doug, congrats.

Operator

Our next question comes from Bascome Majors from Susquehanna

Bascome Majors

Doug, could you give us an update on some of the visible cost and maybe cadence, 3 months since the last call, on D&A and interest expense now that you're getting further on the terminal openings and then just taking a step back, why is now the time to move on with this transformational 12 to 18 months ahead for the company? And Fritz, maybe if you could add some color on the Board's timeline, strategy, thinking on the kind of person you want to hire to lead the financial side of the business going forward?

Doug Col

I'll give you a little bit more color around the modeling. On the D&A side, like I said, I mean, Q1 to Q2, we've already taken delivery of 3,000 units, if you include trailers, tractors and forklifts year-to- date. We've got another step-up coming, more to go. We're going to get a lot of that equipment in service in the next few months. So Q1 to Q2, like I mentioned, a 10% step-up in depreciation is probably the right way to think about it, probably another little step up, maybe less than that, maybe 5% or so in Q3 before it starts to slow. I want you to think too about for the first time in a long time, instead of interest income and all the cash we've been sitting on, we're going to use our revolver a little bit this year and have some debt for the first time in a while.

So there'll be an interest component you need to model for too. So maybe I'm thinking probably $4.5 million to $5 million in the second quarter. And then it should trend down a little bit after that. We've got seasonally stronger cash flow in the months that follow and in our kind of historic modeling of it. So a little bit of interest expense as we work through all these deliveries and like I said, that depreciation step up. The other thing, I mean, the line on the claims and insurance it's a volatile line, and like I've always said, if you take the trailing 4 quarters and maybe put a little inflation on that 2% or 3% inflation, you probably get to the right spot. I think you'd have been right on the number in Q1 if you'd use that modeling advice. So that's about all we're probably going to share on that. But like Fritz said, there's cost inflation in the business. Just because the environment is softer, doesn't mean you're going to be able to take a year off on wage inflation or health care costs, things like that.

I would like to point out though, I mean, we've been looking at a lot of numbers over the last few days. And the reason we're going through this, and maybe it plays to your second question and what we're building for the long term, we're doing it because we see what that can be as we build it out. For example, we manage our business across 11 regions. So in the first quarter, a seasonally slower quarter with a lot of front-loading of expenses for our growth, we had a handful of regions of the 11 that operate sub-80 and when we look at those regions, we say, what's the common denominator? Well, it's great coverage. Our brand has been there for a long time and is well received by those customers.

Are our footprint's competitive with some of our larger peers? And guess what, we get more share than our headline, 6% industry share of revenue. So even in a quarter like this, we've got regions that are operating sub-80. So our goal is to build out more of the map to look like those regions and push this whole thing lower into the 70s. So just something to think about.

Fritz Holzgrefe

I would just add, it's kind of building on Doug's comment, one of the things that we've shown that we can do opening the last 50 terminals is that we know how to add a terminal to a network and how to approach a market. And there's a lot of value that we can create both for our customer and for Saia at the same time. So all of the terminals that we have in our pipeline this year are all ones that we think have got a decade of opportunity for us. So we're pretty excited about them.

Operator

Our next question comes from Jason Seidl from TD Cowen.

Jason Seidl

Doug, congratulations. You're not much older than me, so I'm very jealous you're talking about retirement. I've got a long ways to go ahead of me. I wanted to circle back on a few things. One, obviously, there's a lot of expansion going on here. You're opening up some very key terminals. How should we think about looking out to '25 in terms of the pace of expansion with more openings and then, Doug, I wanted to circle back a little bit to the comments. Somebody asked about the truckload marketplace. It seems like you don't think the truckload marketplace has had a significant impact on the LTL space in either tonnage or pricing. I just want to make sure that I got your answer correct.

Doug Col

Well, that's one guy's opinion. I'm just saying it's a different business than ours, but our shippers are sophisticated, and they've got transportation management groups that are very technical. And if they're figuring out a way to move more in volume truckload before it gets down to a shipment type move, that certainly could be going on. I just don't think personally that there's a lot of multi-stop truckload going on. I mean it's different equipment. The truckload driver is not typically used to handling freight or have the tools to handle freight.

So I find that personally hard to believe that that's having a big impact. But the shipper themselves might be figuring out a way to use the favorable TL rate environment to take advantage of that because they're facing cost inflation, too. So that's in my opinion. But look, I'm old, maybe I'm retiring because I don't know what I'm talking about, but it seems to me that makes sense.

Fritz Holzgrefe

Yes. And so on the first question about the multiyear or the expansion, so keep a couple of things in mind. If we were having this conversation a year ago, pre the Yellow auction, we would have been telling you about 10 to 15 terminals a year out of our real estate pipeline because we've spent a lot of time developing sort of core competency around organic growth and particularly around how do we expand terminals. So we had a pipeline of facilities in there. And then we added in the 28 that came through the Yellow auction, which we're excited about. We're going to open a number of them this year. They will continue in the next year. Next year, it could be 10, it could be 15, somewhere in there, potential openings or not. We'll see how that goes. But the pipeline that we have is multiyear.

And once we get through the end of this year, I don't think we're going to have the exact full on footprint that we think we ultimately need to have. I think that you'll see us continue to replace and upsize facilities as our network matures and grows. So I think that that's an important part of our multiyear story here. So I think that there's opportunity for us in the next year around growing facilities.

Operator

Our next question comes from Ken Hoexter from Bank of America.

Ken Hoexter

Doug, I'll throw it in congrats on your retirement or what we all know is your move to really try to get back to the sell side. So good luck on that. Fritz, can you talk about maybe customer engagement in the quarter. I just want to understand what happened on the volume side. Was it due to, I don't know, addition of large enterprise customer, Yellow business that kind of came back in and then you kind of re-hit on pricing, and it fell away. I'm just trying to decipher the volume weakness here versus maybe what we see in some parts of the market.

Fritz Holzgrefe

So I would highlight just the macro situation, right? So the GDP report that came out earlier this week that said Q1 GDP was 1.6%. I think anybody would say that that's kind of a mixed sort of macro environment, maybe soft macro environment. So I think you have that sort of overhang for the industry. And I think you've seen that in other reports that are out there from other modes and competitors and such. So I think there is that going on. And I think what you see with Saia specifically, as you see the impact of our own initiatives around our geographic expansion.

I think that had we had a bit of a stronger macro environment, I think we would have seen a little bit more of a lift in Q1. But actually, despite the limits of the macro environment, I thought our performance was actually really good. And that's a reflection of kind of our idiosyncratic story and our ability to deliver service in that kind of environment. So I think what the takeaway out of that is that boy when the macro maybe it becomes, it firms up or more certain or people are more comfortable or whatever it might be, Saia is going to be in a position to really take advantage of that. And because we're doing a good job in the environment we're in now. So I like how that sets up for us. I think the Q1 situation was, as we've highlighted on the call, the macro backdrop, I think it's probably ongoing maybe a little bit of churn around that.

We're working on making sure we get the appropriate freight in our network. Maybe we shed a little bit there on the margins. But fundamentally, I think what we posted was still really good.

Ken Hoexter

So just to clarify, it's not like what you took on was Yellow freight or Amazon freight or something like that?

And then you took that on because it was in the market against a bad macro and you had to go reprice it. That's not...

Fritz Holzgrefe

No, no, no. I think what you had is we had Yellow freight came our way because we had a lot of shared accounts. And then in Q4, we were talking about pulling contracts forward. So you sell over that churn. We got mix of business changes a little bit, Q4 to Q1. And we're not giving up on that either. We're continuing to find that freight that makes the most sense for us and get the pricing right. So I think some of that is just kind of underlying business and what we deal with on a daily basis.

Ken Hoexter

All right. And then for my follow-up, just your thoughts on claims ratio. I don't think you touched that in the release and then has tightening flattened out now? Are we seeing that settle in at this point? Or is it still volatile given some of those re-pricings and revisits in the contract?

Fritz Holzgrefe

I think it's just kind of ongoing, specifically around your contractual question. I think we're in a unique spot because we're growing. We're taking on some new customers or we're getting a different mix of business as we go. And I think what you find with that is that we've got to continue to reprice and get the book of business and the margins right and make sure that we're getting paid at sort of market rates, and that's kind of key. So you'll continue to see that from us going forward in all likelihood.

Doug Col

Yes. The claims ratio has been hanging in there in the 0.56%, 0.6% range for a while, very consistent service, even with all the new team members and things like that. So I think we're hearing good things about our service, and we look forward to rolling it out in more markets.

Operator

Our last question today will come from [Stephanie] Moore from Jefferies.

Stephanie Moore

Look, I think every short-term and macro question has been asked, so can I ask this a little bit differently? If you take a step back, how would you compare this year, 2024, in your expansion plan, how does it compare to maybe another year in the last, call it seven, that you've been embarked on the similar pretty aggressive capacity expansion plan. So whether it's by terminals or door count, however you want to look at it, but I'd love to get your perspective. Is there a similar year that you can kind of point us to where you're making these investments and ultimately see this loaded springboard when the market eventually turns? I'd love to just hear your perspective.

Fritz Holzgrefe

Yes. Stephanie, the interesting thing about, I hate to, this is kind of a tough answer, just to say every year is a little bit different, right? In terms of where you are in the expansion. What's really exciting about this one, this year that maybe differentiates a bit compared to the others is the kind of the range of opportunities we have. So we've got some really interesting market expansions: Trenton, Laredo, places like Owatonna, Minnesota. This year, we're going to open a facility in Owatonna and then one in Duluth. In the fall of last year, we opened one just outside of Minneapolis, Saint Paul in Wisconsin. So Saia in a span of less than a year is going to go from Minnesota being the end of the line to making that sort of a real market for us.

So the openings that we have right now are ones that say these are all about the customer and providing that additional level of service. So that, to me, is really exciting. And then you've got these big strategic facilities that we're putting in place. And then you've got facilities across the Great Plains that we're going to add. Now we're going to be in a position to say to our customer, hey, look, we can go anywhere that any of your other national account or national LTL players can go, and we know what we can do on a service basis, right? So that, for us, makes this a really exciting year. And one that is probably a little bit different than the others from that perspective, and as I've mentioned a few times on the call, organic expansion like this, this is in our wheelhouse. We know how to do this. And I've heard there's been commentary out there that said that people have an established culture and all these things, and well, at Saia, we have an established culture as well.

We have an established culture that says we know how to replicate that over and over again, people are drawn to that, and we know how to continue to build on that. And the next 100 employees that we add are an important part of further enhancing that culture and providing that great service to customers. So I'm excited about this range of openings, and I will be about the ones in the next year as well.

Stephanie Moore

Got it. I guess just from my perspective, I feel like we've seen this movie before and almost takes me back to 2019, where not the best market, but you're investing pretty heavily and you kind of see that recovery in a meaningful way, and then as soon as the market does return. So I guess that was my thought. So I appreciate the comment.

Fritz Holzgrefe

Listen, Stephanie, on that point. I mean, I like the idea of having 210, 215 terminals teed up, ready to go, with an established team that when you have macro certainty what the springboard looks like for Saia. I think that's a fantastic opportunity for us.

Operator

We have no further questions. I would like to turn the call back over to Saia's President and Chief Executive Officer, Fritz Holzgrefe for closing remarks.

Fritz Holzgrefe

Thank you. And thank you, everybody that's called in, and we appreciate the opportunity to talk about the great things happening at Saia. I really look forward to the next years and continue delivering the results. So thank you much.

Operator

This concludes today's conference call. Thank you for your participation. You may now disconnect.